Exhibit 99.2

HI-TECH PHARMACAL CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2014	April 30, 2013
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$86,447,000	$100,610,000
Accounts receivable, less allowances	70,889,000	63,775,000
Inventory	46,708,000	39,229,000
Prepaid income taxes	6,454,000	—
Deferred income taxes	9,177,000	12,321,000
Other current assets	3,934,000	3,622,000
TOTAL CURRENT ASSETS	$223,609,000	$219,557,000
Property and equipment, net	35,125,000	32,168,000
Intangible assets, net	38,328,000	40,887,000
Deferred income taxes	3,339,000	1,956,000
Other assets	274,000	428,000
TOTAL ASSETS	$300,675,000	$294,996,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,635,000	$9,768,000
Accrued expenses	13,838,000	13,637,000
Accrued legal settlements	1,237,000	16,200,000
Current portion of long-term debt	—	355,000
Current portion of contingent payment liability	2,875,000	2,875,000
Taxes payable	—	1,061,000
TOTAL CURRENT LIABILITIES	$27,585,000	$43,896,000
Contingent payment liability, net of current portion	2,921,000	4,844,000
Long-term debt, net of current portion	—	888,000
TOTAL LIABILITIES	$30,506,000	$49,628,000
Commitments and Contingencies (Note 14)
STOCKHOLDERS’ EQUITY
Preferred stock, par value $.01 per share; authorized 3,000,000 shares, none issued
Common stock, par value $.01 per share; authorized 50,000,000 shares, issued 16,421,000 at January 31, 2014 and 16,067,000 at April 30, 2013, respectively	164,000	161,000
Additional paid-in capital	113,037,000	101,203,000
Retained earnings	182,393,000	168,305,000
Treasury stock, 2,517,000 and 2,491,000 shares of common stock, at cost on January 31, 2014 and April 30, 2013, respectively	(25,425,000)	(24,301,000)
TOTAL STOCKHOLDERS’ EQUITY	$270,169,000	$245,368,000
LIABILITIES AND STOCKHOLDERS’ EQUITY	$300,675,000	$294,996,000

See notes to condensed consolidated financial statements

HI-TECH PHARMACAL CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2014	2013	2014	2013
NET SALES	$59,902,000	$64,331,000	$169,004,000	$173,911,000
Cost of goods sold	27,962,000	31,452,000	80,329,000	86,122,000
GROSS PROFIT	31,940,000	32,879,000	88,675,000	87,789,000
COST AND EXPENSES:
Selling, general and administrative expenses	14,212,000	16,538,000	40,761,000	38,875,000
Amortization expense	1,651,000	1,618,000	4,960,000	5,136,000
Research and product development costs	4,449,000	5,964,000	13,499,000	13,779,000
Royalty income	(243,000)	(368,000)	(813,000)	(1,403,000)
Contract research income	—	—	(554,000)	(2,000)
Settlements and loss contingencies	—	—	10,200,000	—
Interest expense	69,000	138,000	245,000	441,000
Interest income and other	(509,000)	(60,000)	(599,000)	(183,000)
TOTAL	19,629,000	23,830,000	67,699,000	56,643,000
Income before income tax expense	12,311,000	9,049,000	20,976,000	31,146,000
Income tax expense	3,960,000	3,109,000	6,888,000	10,278,000
NET INCOME	$8,351,000	$5,940,000	$14,088,000	$20,868,000
BASIC INCOME PER SHARE	$0.60	$0.44	$1.03	$1.58
DILUTED INCOME PER SHARE	$0.59	$0.43	$1.00	$1.53
Weighted average common shares outstanding, basic	13,863,000	13,409,000	13,694,000	13,216,000
Effect of potential common shares	357,000	321,000	406,000	387,000
Weighted average common shares outstanding, diluted	14,220,000	13,730,000	14,100,000	13,603,000

See notes to condensed consolidated financial statements

HI-TECH PHARMACAL CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2014	2013	2014	2013
NET INCOME	$8,351,000	$5,940,000	$14,088,000	$20,868,000
Other comprehensive income, net of tax	—	—	—	—
TOTAL COMPREHENSIVE INCOME	$8,351,000	$5,940,000	$14,088,000	$20,868,000

See notes to condensed consolidated financial statements

HI-TECH PHARMACAL CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine months ended January 31,
	2014	2013
NET CASH FLOWS (USED IN) PROVIDED BY OPERATING ACTIVITIES	$(9,074,000)	$18,674,000
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,399,000)	(4,199,000)
Purchase of intangible assets	(2,475,000)	(1,350,000)
Proceeds from sale of intangible assets	74,000	104,000
Payment of contingent liability	(1,923,000)	(2,156,000)
NET CASH (USED IN) INVESTING ACTIVITIES	(10,723,000)	(7,601,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock on exercise of options	5,486,000	6,628,000
Tax benefits of stock incentives	1,391,000	2,790,000
Payment of dividend	—	(20,176,000)
Payments of long-term debt	(1,243,000)	(266,000)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	5,634,000	(11,024,000)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(14,163,000)	49,000
Cash and cash equivalents at beginning of period	100,610,000	87,549,000
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$86,447,000	$87,598,000
Supplemental disclosures of cash flow information:
Interest paid	$245,000	$441,000
Income taxes paid	$11,230,000	$3,000,000
Non-cash financing transaction:
Surrender of common stock as exercise price for options	$1,124,000	$1,301,000

See notes to condensed consolidated financial statements

HI-TECH PHARMACAL CO., INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

January 31, 2014

1. BASIS OF PRESENTATION:

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The preparation of the Company’s financial statements in conformity with US GAAP necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates and assumptions. Operating results for the three and nine month periods ended January 31, 2014 are not necessarily indicative of the results that may be expected for the year ending April 30, 2014. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended April 30, 2013 in the Company’s Annual Report on Form 10-K.

2. BUSINESS:

Hi-Tech Pharmacal Co., Inc. (“Hi-Tech” or the “Company”, which may be referred to as “we”, “us” or “our”), a Delaware corporation, incorporated in April 1982, is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and over-the-counter (“OTC”) products. The Company specializes in the manufacture of liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products (“HCP”) division is a developer and marketer of branded prescription and OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals (“ECR”) subsidiary markets branded prescription products.

On August 26, 2013, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Akorn, Inc., a Louisiana corporation (“Parent”) and Akorn Enterprises, Inc. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of Parent. The Merger Agreement provides for the merger of Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Subject to the terms and conditions of the Merger Agreement, upon completion of the Merger, each share of our common stock, par value $0.01 (each a “Share”) issued and outstanding immediately prior to such time, other than our treasury shares and our shares of common stock, owned by Parent of Purchaser or any other of our or Parent’s wholly-owned subsidiaries (each of which will be cancelled), and other than shares of common stock as to which dissenters’ rights have been properly exercised, shall be cancelled and converted into the right to receive $43.50 in cash (the “Merger Consideration”), without interest, less any applicable withholding taxes, upon surrender of the outstanding Shares. In addition, each outstanding option, restricted stock grant, restricted stock subject to vesting or similar rights to purchase or acquire Shares (“Stock Rights”), whether or not vested, will be cancelled in exchange for the right to receive a cash payment equal to the Merger Consideration, less the applicable exercise price of such Stock Right, if any.

We expect the Merger to close in April of 2014. Some of the conditions to closing include:

●	the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), as amended;

●	certain materiality exceptions, the accuracy of the representations and warranties made by us, Parent and Purchaser, respectively;

●	compliance in all material respects by us, Parent and Purchaser with each of our respective obligations under the Merger Agreement;

●
the absence of any change or effect that, individually or in the aggregate, has had a Material Adverse Effect or Purchaser Material Adverse Effect (as such terms are defined in the Merger Agreement); and

●	the absence of any order, injunction or decree or any statute, rule or regulation that prohibits or makes illegal the consummation of the Merger.

The Merger Agreement contains termination rights for us, Purchaser and Parent. The Merger Agreement provides that Parent will be required to pay us a termination fee of $41,639,000 if, on or prior to April 26 2014, (i) the Merger Agreement is terminated by us as a result of a Financing Failure (as defined in the Merger Agreement) or (ii) the Merger Agreement is terminated as a result of a failure to obtain regulatory approval or clearance with respect to the HSR Act or other applicable antitrust laws. If the Merger Agreement is terminated after April 26, 2014, for either of these reasons, Parent will be required to pay the Company a termination fee of $48,045,000.

The Merger Agreement also provides that we will be required to pay the Parent a termination fee of $20,819,000 under certain circumstances, including if (i) we terminate the Merger Agreement due to the receipt of a superior proposal or the Parent or Purchaser terminates the Merger Agreement due to a Change of Recommendation; provided however, if Parent or Purchaser terminates the Merger Agreement, as a result of a Change of Recommendation (as defined in the Merger Agreement) related to an Intervening Event (as defined in the Merger Agreement), we will be required to pay a termination fee of $32,030,000 or (ii) (a) the Merger Agreement is terminated because of certain of breaches by us of the Merger Agreement, (b) a third party publicly discloses or makes known to the Board of Directors a bona fide alternative acquisition proposal prior to such termination and (c) we enter into or consummate an alternative acquisition agreement within 12 months of the termination of the Merger Agreement.

For more information about the Merger and the Agreement, please see our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on August 27, 2013 and on December 19, 2013, our Definitive Proxy Statement on Schedule 14A filed on November 7, 2013 and our Proxy Statement Supplement filed on November 27, 2013.

On August 26, 2013, our Board of Directors approved an amendment to, and restatement of, our Bylaws, effective as of such date, to include a new Article XII of the Bylaws which provides that unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of Article XII.

3. REVENUE RECOGNITION:

Revenue is recognized for product sales upon shipment and passing of title and risk of loss to the customer and when estimates of discounts, rebates, promotional adjustments, price adjustments, returns, chargebacks, and other potential adjustments are reasonably determinable, collection is reasonably assured and the Company has no further performance obligations. These estimates are presented in the financial statements as reductions to net revenues and accounts receivable. Contract research income is recognized as work is completed and as billable costs are incurred. In certain cases, contract research income is based on attainment of designated milestones. Advance payments may be received to fund certain development costs.

Royalty income is related to sales of divested products which are sold by third parties. For those agreements, the Company recognizes revenue based on royalties reported by those third parties and earned during the applicable period.

4. NET INCOME PER SHARE:

Basic net income per common share is computed based on the weighted average number of common shares outstanding and on the weighted average number of common shares and share equivalents (stock options) outstanding for diluted earnings per share. The weighted average number of shares outstanding used in the computation of diluted net earnings per share does not include the effect of potentially outstanding common stock whose effect would have been antidilutive. Such outstanding potential shares consisted of options totaling 0 shares for the three months ended January 31, 2014 and 2013. Outstanding antidilutive potential shares consisted of options totaling 0 and 43,000 shares for the nine months ended January 31, 2014 and 2013, respectively.

5. ACCOUNTS RECEIVABLE:

We recognize revenue for product sales when title and risk of loss have transferred to our customers, when reliable estimates of rebates, chargebacks, returns and other adjustments can be made, and when collectability is reasonably assured. This is generally at the time that products are received by our direct customers. Upon recognizing revenue from a sale, we record estimates for chargebacks, rebates and incentive programs, product returns, cash discounts and other sales reserves that reduce accounts receivable.

At January 31, 2014 and April 30, 2013, accounts receivable balances, net of returns and allowances and allowance for doubtful accounts, are as follows:

	January 31, 2014	April 30, 2013
Accounts receivable, gross	$101,787,000	$86,457,000
Adjustment for returns and price allowances (a)	(30,398,000)	(22,182,000)
Allowance for doubtful accounts	(500,000)	(500,000)
Accounts receivable, net	$70,889,000	$63,775,000

(a)	Directly reduces gross revenue

Our product revenues are typically subject to agreements with customers allowing chargebacks, rebates, returns, pricing adjustments and other allowances. Based on our agreements and contracts with our customers, we calculate adjustments for these items when we recognize revenue and we book the adjustments against accounts receivable and revenue. Chargebacks, primarily from wholesalers, are the most significant of these items. Chargebacks result from arrangements we have with contract customers establishing prices for products for which the contract customer independently selects a wholesaler from which to purchase. A chargeback represents the difference between our invoice price to the wholesaler, which is typically stated at wholesale acquisition cost, and the contract customer’s contract price, which is lower. We credit the wholesaler for purchases by contract customers at the lower price. Therefore, we record these chargebacks at the time we recognize revenue in connection with our sales to wholesalers.

The reserve for chargebacks is computed in the following manner. The Company obtains wholesaler inventory data for the wholesalers which represent approximately 95% of our chargeback activity. This inventory is multiplied by the historical percentage of units that are charged back and by the price adjustment per unit to arrive at the chargeback accrual. This calculation is performed by product by customer. The calculated amount of chargebacks could be affected by other factors such as:

●	a change in retail customer mix

●	a change in negotiated terms with retailers

●	product sales mix at the wholesaler

●	retail inventory levels

●	changes in Wholesale Acquisition Cost (“WAC”)

The Company continually monitors the chargeback activity and adjusts the provisions for chargebacks when we believe that the actual chargebacks will differ from our original provisions.

Consistent with industry practice, the Company maintains a return policy that allows our customers to return product within a specified period. The Company’s estimate for returns is based upon its historical experience with actual returns. The Company continually monitors its estimates for returns and makes adjustments when it believes that actual product returns may differ from the established accruals.

Included in the adjustment for sales allowances and returns is a reserve for credits taken by our customers for rebates, return authorizations and other discounts.

Sales discounts are granted for prompt payment. The reserve for sales discounts is based on invoices outstanding and assumes that 100% of available discounts will be taken.

Price adjustments, including shelf stock adjustments, are credits issued from time to time to reflect decreases in the selling prices of our products which our customer has remaining in its inventory at the time of the price reduction. Decreases in our selling prices are discretionary decisions made by us to reflect market conditions. Amounts recorded for estimated price adjustments are based upon specified terms with direct customers, estimated launch dates of competing products, estimated declines in market price and inventory held by the customer. The Company analyzes this on a case by case basis and makes adjustments to reserves as necessary.

The Company adequately reserves for chargebacks, discounts, allowances and returns in the period in which the sales take place. No material amounts included in the provision for chargebacks and the provision for sales discounts recorded in the current period relate to sales made in the prior periods. The provision for sales allowances and returns includes reserves for items sold in the current and prior periods. The Company has consistently used the same estimating methods. We have refined the methods as new data became available. There have been no material differences between the estimates applied and actual results.

The following table presents the roll forward of each significant estimate as of January 31, 2014 and 2013 and for the nine months then ended, respectively.

For the nine months ended January 31, 2014	Beginning Balance May 1	Current Provision	Actual Credits in Current Period	Ending Balance January 31
Chargebacks	$13,357,000	$137,292,000	$(135,298,000)	$15,351,000
Sales discounts	1,950,000	7,773,000	(7,361,000)	2,362,000
Sales allowances & returns	6,875,000	39,645,000	(33,835,000)	12,685,000
Total adjustment for returns & price allowances	$22,182,000	$184,710,000	$(176,494,000)	$30,398,000

For the nine months ended January 31, 2013
Chargebacks	$10,477,000	$112,717,000	$(112,420,000)	$10,774,000
Sales discounts	1,813,000	7,251,000	(6,763,000)	2,301,000
Sales allowances & returns	5,745,000	40,525,000	(38,984,000)	7,286,000
Total adjustment for returns & price allowances	$18,035,000	$160,493,000	$(158,167,000)	$20,361,000

6. INVENTORY:

The components of inventory consist of the following:

	January 31, 2014	April 30, 2013
Finished goods	$19,734,000	$14,575,000
Work in process	473,000	352,000
Raw materials	26,501,000	24,302,000
Total inventory	$46,708,000	$39,229,000

7. PROPERTY AND EQUIPMENT:

The components of property and equipment consist of the following:

	January 31, 2014	April 30, 2013
Land and building and improvements	$22,161,000	$21,592,000
Machinery and equipment	40,147,000	35,145,000
Transportation equipment	69,000	69,000
Computer equipment and systems	7,650,000	6,866,000
Furniture and fixtures	1,357,000	1,313,000
	$71,384,000	$64,985,000
Accumulated depreciation and amortization	(36,259,000)	(32,817,000)
Total property and equipment	$35,125,000	$32,168,000

The Company incurred depreciation expense of $3,442,000 and $2,949,000 for the nine months ended January 31, 2014 and 2013, respectively. Depreciation expense for the three months ended January 31, 2014 and 2013 was $1,143,000 and $1,013,000, respectively. No depreciation is taken on land with a carrying value of $1,860,000 at January 31, 2014 and at April 30, 2013.

8. INTANGIBLE ASSETS:

The components of net intangible assets are as follows:

	January 31, 2014		April 30, 2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Amortization Period
TussiCaps® intangible assets	$22,126,000	$(7,221,000)	$22,126,000	$(4,980,000)	5-10 years
ECR intangible assets (a)	7,334,000	(3,098,000)	7,334,000	(2,554,000)	8-10 years
Mag-Ox® intangible assets	4,100,000	(1,606,000)	4,100,000	(1,298,000)	10 years
Clobetasol intangible assets	4,000,000	(1,500,000)	4,000,000	(1,200,000)	10 years
Orbivan® and Zolvit® intangible assets	3,078,000	(1,370,000)	3,152,000	(1,028,000)	3-10 years
Sinus Buster® intangible assets	2,513,000	(454,000)	2,513,000	(260,000)	10 years
Zolpimist® intangible assets	3,000,000	(1,125,000)	3,000,000	(844,000)	10 years
Zostrix® intangible assets	5,354,000	(4,065,000)	5,354,000	(3,757,000)	3-11.5 years
In-licensed ANDA intangible assets	3,000,000	—	1,500,000	—	10 years
KVK License intangible assets	1,250,000	(94,000)	1,250,000	—	10 years
Midlothian intangible assets	1,011,000	(549,000)	1,011,000	(460,000)	3-10 years
Partnered ANDA intangible assets	500,000	—	500,000	—	10 years
Vosol® and Vosol® HC intangible assets	700,000	(421,000)	700,000	(368,000)	10 years
Flunisolide intangible assets	1,500,000	(113,000)	625,000	—	10 years
Other intangible assets	1,701,000	(1,223,000)	1,601,000	(1,130,000)	5-10 years
	$61,167,000	$(22,839,000)	$58,766,000	$(17,879,000)

(a)	Includes $545,000 of goodwill

Intangible assets are stated at cost, net of amortization using the straight line method over the expected useful lives of the product rights, once the related products begin to sell. Amortization expense of the intangible assets for the nine months ended January 31, 2014 and 2013 was $4,960,000 and $5,136,000, respectively. Amortization expense for the three months ended January 31, 2014 and 2013 was $1,651,000 and $1,618,000, respectively. The Company tests for impairment of intangible assets annually and when events or circumstances indicate that the carrying value of the assets may not be recoverable.

On June 28, 2011, the Company acquired marketing and distribution rights to several unique branded products for the treatment of pain from Atley Pharmaceuticals. Some products were approved at the time of acquisition and others were subsequently approved by the Food and Drug Administration (“FDA”). The Company paid $3,220,000 in cash for rights to the products and inventory. Inventory acquired was valued at $298,000. The Company also paid an additional $200,000 for Orbivan® CF during the 2012 fiscal year and $100,000 for Orbivan® with Codeine during the 2013 fiscal year. The Company paid an additional $291,000 in connection with this agreement in August 2012, in settlement of any outstanding claims. The Company will pay royalties for certain of these products under a license agreement it has assumed. In July 2011, the Company exercised its option to buy out one of the royalty streams related to one of the products for the amount of $500,000, which was paid in August 2011. Such amount has been included in prepaid royalties. In March 2013, the Company divested Orbivan® for $500,000 over two payments, which were recorded as a decrease of the carrying value of the intangible asset, and a royalty stream. The intangible asset is presented at a $3,078,000 value.

On July 29, 2011, the Company acquired marketing and distribution rights to an ANDA filing from KVK-Tech, Inc. for dexbrompheniramine maleate 6 mg/pseudoephedrine sulfate 120 mg extended release tablets for $2,000,000. Upon approval from the FDA, the product will be marketed by ECR Pharmaceuticals, the Company’s branded sales and marketing subsidiary, under the Lodrane® brand name. The agreement provided for certain amounts to be refunded to Hi-Tech if the product had not been approved by the FDA by certain dates. As of January 31, 2014, the Company had received refunds of $750,000; therefore, the intangible asset is presented at a $1,250,000 value. The Company began amortizing this asset in May 2013.

On August 19, 2011, the Company acquired TussiCaps® extended-release capsules and some inventory from Mallinckrodt LLC (“Mallinckrodt”). The Company paid $11,600,000 in cash at the time of acquisition, has made through January 31, 2014 aggregate quarterly payments of $6,469,000 and may make additional payments of up to $6,031,000 over the next two years depending on the competitive landscape and sales performance. On the acquisition date, the Company had recorded a preliminary contingent liability of $11,993,000, which was adjusted to $11,189,000 during the third quarter of fiscal 2012, with the reduction of the contingent liability being offset by a reduction of the related intangible. The fair value of the contingent payment was estimated using the present value of management’s projection of the expected payments pursuant to the term of the agreement. As of January 31, 2014, the contingent payment liability amounted to $5,796,000, of which $2,875,000 is classified as a current liability (see Note [17]). TussiCaps® is covered by two patents which will expire in September 2024 and January 2025. The Company and Mallinckrodt entered into a manufacturing agreement pursuant to which Mallinckrodt will manufacture and supply the TussiCaps® products to the Company through April 2016.

On November 28, 2011, the Company entered into an asset purchase agreement to acquire an ANDA and related intellectual property for Flunisolide nasal spray. The purchase price of the ANDA and interest in the intellectual property is up to $3,000,000, under certain conditions and is payable in installments over 24 months. In connection with this asset purchase, the Company has entered into a collaboration agreement and profit sharing agreement with another party. The Company and the other party will each own 50% of the product and will each pay equal amounts in satisfaction of the purchase price obligation. The other party will also pay 50% of the development costs and share in 50% of the net profits. The Company made an initial payment of $375,000 on November 29, 2011. On February 28, 2013, the Company made an additional payment of $250,000. During the three months ended July 31, 2013, the Company’s partner launched the product, which triggered the final payment of $875,000. The intangible asset is presented at a $1,500,000 value representing the Company’s 50% share of the product.

On March 7, 2012, the Company acquired several homeopathic branded nasal spray products including Sinus Buster® and Allergy Buster® from Dynova Laboratories, Inc. for $1,344,000 in cash and an additional $1,250,000 deposited in an escrow account to pay for potential expenses. The balance of the funds in the escrow account in the amount of $767,000 were distributed to Hi-Tech on November 19, 2013. Inventory acquired in the transaction was valued at $82,000. Hi-Tech will also pay a royalty on net sales for 3 1/2 years, or a maximum of $1,750,000, whichever is reached first. The brands are being sold through the Company’s Health Care Products OTC division.

On December 12, 2012, the Company entered into a license, distribution and supply agreement to acquire the marketing and distribution rights for products containing a controlled substance for a one-time fee of $1,500,000. In addition, the Company recorded a $1,500,000 milestone liability during July 2013. The Company will make payments of $1,000,000 upon the completion of certain additional milestones. Upon approval by the FDA, the product will be marketed by the Company’s generic division. The agreement also requires payments of $1,000,000 per month if the products are the only generic to the brand name drug available for purchase in the territory and certain target unit sales are met. The agreement includes exclusive purchase and supply terms from the manufacturer. Either party may terminate this agreement if any of the terms are not met within noted dates.

On February 11, 2013, the Company paid $500,000 for marketing and distribution rights for a partnered ANDA pain product.

9. LONG-TERM DEBT:

The Company entered into a Revolving Credit Agreement, effective as of June 1, 2010, with JPMorgan Chase (the “Revolving Credit Agreement”). The Revolving Credit Agreement permits the Company to borrow up to $10,000,000 pursuant to a revolving credit note (“Revolving Credit Note”) for, among other things within certain sublimits, general corporate purposes, acquisitions, research and development projects and future stock repurchase programs. Loans shall bear interest at a rate equal to, at the Company’s option, in the case of a CB Floating Rate Loan, as defined in the Revolving Credit Agreement, the Prime Rate, as defined in the Revolving Credit Agreement; provided that, the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate, or for a LIBOR Loan, at a rate equal to the Adjusted LIBOR Rate plus the Applicable Margin, as such terms are defined in the Revolving Credit Agreement. The Revolving Credit Agreement contains covenants customary for agreements of this type, including covenants relating to a liquidity ratio, a debt service coverage ratio and a minimum consolidated net income. The Company has not drawn down on this credit facility and had no balance due when the Revolving Credit Agreement expired on May 27, 2013.

The Company also entered into a $5,000,000 equipment financing agreement with JPMorgan Chase on June 1, 2010. This agreement has similar interest rates. On June 15, 2010 the Company drew down $621,000 of the equipment financing line to fund a down payment for new filling and packaging equipment. On October 13, 2011, the Company borrowed an additional $1,155,000 to finance the remaining payments for the equipment. As of January 31, 2014 the Company has paid all debts related to the equipment financing agreement.

10. FREIGHT EXPENSE:

Outgoing freight costs amounted to $4,385,000 and $4,512,000 for the nine months ended January 31, 2014 and 2013, respectively, and are included in selling, general, and administrative expense (“SG&A”). Outgoing freight costs amounted to $1,605,000 and $1,727,000 for the three months ended January 31, 2014 and 2013, respectively. Incoming freight is included in cost of goods sold.

11. STOCK HOLDER’S EQUITY:

[1] Stock-Based Compensation:

US GAAP requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, non-employee directors, and consultants, including employee stock options. Stock compensation expense based on the grant date fair value estimated in accordance with the provisions of US GAAP and is recognized as an expense over the requisite service period.

For stock options granted as consideration for services rendered by non-employees, the Company recognizes compensation expense in accordance with the requirements of the applicable accounting guidance.

The Company’s employee stock options are considered incentive stock options unless they do not meet the requirements for incentive stock options under the Internal Revenue Code. With incentive stock options, there is no tax deferred benefit associated with recording the stock-based compensation.

The Company recognized stock-based compensation for awards issued under the Company’s Stock Option Plans and Employee Stock Purchase Plan in the following line items in the condensed consolidated statements of operations:

	Three months ended January 31,		Nine months ended January 31,
	2014	2013	2014	2013
Cost of goods sold	$113,000	$125,000	$395,000	$342,000
Selling, general and administrative expenses	794,000	923,000	2,708,000	2,194,000
Research and product development costs	234,000	231,000	733,000	569,000
Stock-based compensation expense	$1,141,000	$1,279,000	$3,836,000	$3,105,000

The Company has elected to use the Black-Scholes option-pricing model, which incorporates various assumptions including volatility, expected life and interest rate. The expected volatility is based on the historical volatility of the Company’s common stock. The interest rates for periods within the contractual life of the award are based on the United States Treasury yield on the date of each option grant. The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on historical experience and vesting schedules of similar awards.

All options granted through January 31, 2014 had exercise prices equal to the fair market value of the stock on the date of grant, a contractual term of ten years and generally a vesting period of four years. In accordance with US GAAP the Company adjusts share-based compensation on a quarterly basis for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate for all expense amortization after May 1, 2006 is recognized in the period the forfeiture estimate is changed. As of January 31, 2014, the weighted average forfeiture rate was 9% and the effect of forfeiture adjustments for the three and nine months ended January 31, 2014 and 2013 was insignificant. On May 22, 2013, the Company granted 40,000 options to an employee for an exercise price of $33.81. On November 7, 2012, the Company granted 448,000 options to directors and employees for an exercise price of $31.93. The Company granted 2,500 employee options on August 1, 2012 for an exercise price of $33.00. On July 16, 2012, the Company granted 442,000 options to directors and employees for an exercise price of $32.59.

The following weighted average assumptions were used for the stock options granted during the nine months ended January 31, 2014 and 2013:

	May 22, 2013	November 7, 2012	August 1, 2012	July 16, 2012
Expected volatility	53%	54%	54%	54%
Risk-free interest rate	0.91%	0.67%	0.60%	0.60%
Expected term	4.00	4.00	4.00	4.00
Expected dividend yield	0.00%	1.00%	0.00%	0.00%
Weighted average fair value per share at grant date	$13.92	$12.43	$13.79	$13.62

[2] Employee Stock Option Plan:

In November 2012, the Company adopted the 2012 Incentive Compensation Plan (the “2012 Plan”). The 2012 Incentive Compensation Plan replaces both plans. No new options will be granted under the 2009 Stock Option Plan and the 1994 Directors Stock Option Plan, and the options granted under such plans will continue in effect.

A summary of the stock option activity and related information for the 2012 Plan for employees for the nine months ended January 31, 2014 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at May 1, 2013	1,987,000	$24.03
Grants	40,000	33.81
Exercised	(283,000)	19.07
Forfeitures or expirations	(22,000)	29.52
Outstanding at January 31, 2014	1,722,000	$25.00	6.8	$31,449,000
Vested and expected to vest at January 31, 2014	1,649,000	$24.73	6.7	$30,560,000
Exercisable at January 31, 2014	909,000	$19.54	5.4	$21,569,000

[3] Directors Stock Option Plan:

A summary of the stock option activity and related information for the 2012 Plan for directors for the nine months ended January 31, 2014 is as follows:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at May 1, 2013	446,000	$19.64
Grants	—	—
Exercised	(71,000)	16.98
Forfeitures or expirations	—	—
Outstanding at January 31, 2014	375,000	$20.15	5.2	$8,672,000
Vested and expected to vest at January 31, 2014	375,000	$20.15	5.2	$8,672,000
Exercisable at January 31, 2014	288,000	$16.90	4.3	$7,585,000

The aggregate intrinsic values in the preceding tables represent the total pretax intrinsic value, based on options with an exercise price less than the Company’s closing stock price of $43.26 as of January 31, 2014, which would have been received by the option holders had those option holders exercised their options as of that date.

The intrinsic value of options exercised for the 2012 Incentive Compensation Plan (the “2012 Plan”) was $8,533,000 and $10,636,000 for the nine month periods ended January 31, 2014 and 2013, respectively. As of January 31, 2014, $9,173,000 of total unrecognized compensation cost related to stock options for the 2012 Plan is expected to be recognized over a weighted average period of 2.4 years.

[4] Treasury Stock:

On October 7, 2013, in accordance with the 2012 Plan, the Company received 26,000 shares of common stock from David Seltzer, CEO, as payment for the exercise of 75,000 stock options with a value of $1,124,000. The 26,000 shares of common stock received were recorded as treasury stock.

On January 9, 2013, in accordance with the 2012 Plan, the Company received 35,000 shares of common stock from David Seltzer, CEO, as payment for the exercise of 112,500 stock options with a value of $1,301,000. The 35,000 shares of common stock received were recorded as treasury stock.

[5] Dividends:

On November 30, 2012, the Company announced that it would pay a special one-time dividend of $1.50 per share on December 28, 2012 to shareholders of record on December 13, 2012. The Company made a cash payment of $20,176,000 on December 28, 2012 in connection with this dividend.

12. PRODUCT DIVESTITURES:

On July 3, 2009, the Company entered into an agreement whereby the Company has granted the marketing rights to certain nutritional products previously marketed by our division, Midlothian Laboratories (“Midlothian”), in exchange for a series of payments totaling $1,000,000 over the course of one year. In addition, the Company received a royalty on the sales of these products, not to exceed $1,500,000 per year for three years ended June 30, 2012. Royalty income earned under this agreement amounted to $0 and $54,000 for the nine months ended January 31, 2014 and 2013, respectively. The Company retained this royalty stream when it divested its Midlothian business.

Effective May 1, 2011, the Company divested Midlothian in exchange for a cash payment of $1,700,000. No gain or loss was recognized on the divesture as the Company had recorded an impairment charge of approximately $1,300,000 at April 30, 2011. The Company retained marketing and distribution rights to generic buprenorphine sublingual tablets, an ANDA that is filed with the FDA, an ANDA that is in development and a royalty stream from products previously divested, as discussed above. Metrics, Inc. acquired Midlothian from the Company.

13. INCOME TAXES:

The Company estimated its effective tax rate to be approximately 33% for the year ending April 30, 2014. On May 1, 2008, the Company adopted the provisions of ASC Topic 740-10, “Income Taxes” relating to recognition thresholds and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company has elected an accounting policy to classify interest and penalties related to unrecognized tax benefits as interest expense. At January 31, 2014 and April 30, 2013, the Company did not have any amount recorded for uncertain tax positions. The Company is no longer subject to U.S. federal, state or local income tax examination for years ended prior to April 30, 2011.

14. CONTINGENCIES AND OTHER MATTERS:

[1] Government regulation:

The Company’s products and facilities are subject to regulation by a number of Federal and State governmental agencies. The Food and Drug Administration (“FDA”), in particular, maintains oversight of the formulation, manufacture, distribution, packaging and labeling of all of the Company’s products. The Drug Enforcement Administration (“DEA”) maintains oversight over the Company’s products that are considered controlled substances.

On November 20, 2012 through December 13, 2012, the Company was subject to an inspection by the FDA. The inspection resulted in multiple observations on Form 483, an FDA form on which deficiencies are noted after an FDA inspection. The Company responded to those observations on January 3, 2013 and believes that its response to these observations was adequate.

The Company’s Health Care Products division received a warning letter from the FDA dated July 15, 2013 related to certain statements that appear on labeling of Diabeti-Derm® Antifungal Cream, Zostrix® Diabetic Foot Pain Relief Cream and Zostrix® Diabetic Joint & Arthritis Pain Relief Cream. The Health Care Products division intends to fully comply with the requirements set forth in the warning letter.

[2] Legal Proceedings:

A putative class action lawsuit was filed in the Court of Chancery of the State of Delaware on August 30, 2013, captioned Karant v. Hi-Tech Pharmacal Co., Inc., et al., C.A. No. 8854-VCP, in connection with the Agreement and Plan of Merger (the “Merger Agreement”) with Akorn Inc. (“Akorn”) and Akorn Enterprises, Inc., providing for the merger of Akorn Enterprises, Inc. with and into the Company (the “Merger”), alleging, among other things, that Hi-Tech and Hi-Tech’s board of directors breached their fiduciary duties and that Akorn aided and abetted the alleged breaches. The Karant complaint sought, among other things, injunctive relief enjoining the defendants from completing the Merger and directing the defendants to account to the plaintiff and the purported class for damages allegedly sustained, and an award of fees, expenses and costs.

In addition, a putative class action lawsuit was filed in Suffolk County, New York, captioned Wackstein v. Hi-Tech Pharmacal Co., Inc., et al., Index No. 063450/2013, similarly alleging, among other things, that Hi-Tech and Hi-Tech’s board of directors breached their fiduciary duties and that Akorn aided and abetted the alleged breaches. The Wackstein complaint sought, among other things, injunctive relief enjoining the defendants from completing the Merger and directing the defendants to account to the plaintiff and the purported class for damages allegedly sustained, and an award of fees, expenses and costs.

The defendants believe these lawsuits are without merit but in order to avoid the costs, risks and uncertainties inherent in litigation and to have allowed stockholders to vote on the proposal to adopt the Merger Agreement and to have approved the transactions contemplated by the Merger Agreement, Akorn and the other defendants have entered into a memorandum of understanding with plaintiff’s counsel, dated November 26, 2013, in connection with the Karant and Wackstein actions (the “Memorandum of Understanding”), pursuant to which Hi-Tech, Akorn, the other named defendants and Wackstein have agreed to dismiss the Wackstein action with prejudice and pursuant to which Hi-Tech, Akorn, the other named defendants and Karant have agreed to settle the Karant action subject to court approval. If the Delaware court approves the settlement, the Karant action will likewise be dismissed with prejudice.

On September 11, 2013, the Attorney General of the State of Louisiana filed a lawsuit in Louisiana state court against the Company, and numerous other pharmaceutical companies, under various state laws, alleging that each defendant caused the state’s Medicaid agency to provide reimbursement for drug products that allegedly were not approved by the FDA and therefore allegedly not reimbursable under the federal Medicaid program. Through its lawsuit, the state seeks unspecified damages, statutory fines, penalties, attorney’s fees and costs. On October 15, 2013, the defendants removed the lawsuit to the U.S. District Court for the Middle District of Louisiana. On November 14, 2013, the state filed a motion to remand the lawsuit to the Louisiana state court. On December 9, 2013, the defendant’s filed their opposition to the state’s motion to remand and a request for oral argument on such motion. While the Company cannot predict the outcome of the lawsuit at this time, it could be subject to material damages, penalties and fines. The Company intends to vigorously defend against all claims in the lawsuit.

On June 5, 2012, the Company received a notice to preserve documents and electronically stored information in conjunction with a confidential civil investigative demand for information under the Texas Medicaid Fraud Prevention Act, Texas Human Resources Code,§36.001, et seq. relating to the submission of prices to Texas Medicaid in claims for reimbursement for drugs. On December 19, 2013, the Company entered into a settlement agreement with the State of Texas agreeing to pay $25,000,000 in resolution of all potential claims related to the civil investigative demand. Pursuant to the settlement agreement, the State of Texas released the Company from the civil investigative demand on January 2, 2014 upon the payment of the $25,000,000.

On August 17, 2011, Allergan, Inc. (“Allergan”) and Duke University filed a complaint against the Company in the United States District Court for the Middle District of North Carolina in response to the Company’s Paragraph IV certifications in its ANDA for Bimatoprost Topical Solution 0.03%, alleging infringement of U.S. Patents Nos. 7,351,404; 7,388,029; and 6,403,649 for Allergan’s product, Latisse. On October 7, 2011, the Company answered the complaint asserting counterclaims. The plaintiffs responded to the counterclaims on October 31, 2011. The claims with respect to U.S. Patent No. 6,403,649 for Allergan’s product were dismissed on February 1, 2012. In November 2012, there was a bench trial on infringement and the validity of U.S. Patent Nos. 7,351,404 and 7,388,029. On January 25, 2013, the Court entered judgment against the Company, finding U.S. Patent Nos. 7,351,404 and 7,388,029 valid and infringed by the Company. The Company filed a Notice of Appeal on February 25, 2013 and filed its opening appellate brief on May 13, 2013 (“Latisse appeal”). The appeal is now fully briefed and oral argument took place on February 5, 2014. The Company intends to vigorously pursue its appeal of the District Court’s judgment. The Company cannot predict the outcome of the appeal.

On March 13, 2012, Allergan filed a complaint against the Company in the United States District Court for the Middle District of North Carolina in response to the Company’s Paragraph IV certifications in its ANDA for Bimatoprost Topical Solution 0.03%, alleging infringement of U.S. Patent No. 8,038,988 for Allergan’s product, Latisse. On April 11, 2012 the Company answered the complaint. The case is stayed pending the Latisse appeal. The Company intends to vigorously defend against the allegations in the complaint. The Company cannot predict the outcome of the action.

On May 16, 2012, Allergan filed a complaint against the Company in the United States District Court for the Middle District of North Carolina in response to the Company’s Paragraph IV certifications in its ANDA for Bimatoprost Topical Solution 0.03%, alleging infringement of U.S. Patent No. 8,101,161 for Allergan’s product, Latisse. The Company answered the complaint on June 14, 2012. The case is stayed pending the Latisse appeal. The Company intends to vigorously defend against the allegations in the complaint. The Company cannot predict the outcome of the action.

On January 27, 2012, Allergan filed a complaint against the Company in the U.S. District Court for the Eastern District of Texas for infringement of U.S. Patent No. 7,851,504 (“Enhanced Bimatoprost Ophthalmic Solution,” issued December 14, 2010) following a Paragraph IV certification as part of the Company’s filing of an ANDA to manufacture a generic version of Allergan’s Lumigan® 0.01%. On February 23, 2012, the Company answered the complaint. On January 4, 2013, Allergan amended the complaint to assert against the Company claims for infringement of U.S. Patent Nos. 7,851,504; 8,278,353; 8,299,118; 8,309,605; and 8,338,479. The Company answered the amended complaint on February 5, 2013. A bench trial was held on July 15-19, 2013. On January 13, 2014 the District Court held that the asserted patents are valid and infringed by the Company. On February 11, 2014, the Company filed a notice of appeal. The Company cannot predict the outcome of the appeal.

On January 8, 2013, Allergan filed a complaint against the Company in the United States District Court for the Middle District of North Carolina in response to the Company’s Paragraph IV certifications in its ANDA for Bimatoprost Topical Solution 0.03%, alleging infringement of U.S. Patent No. 8,263,054 for Allergan’s product, Latisse. On January 30, 2013, the Company answered the complaint. The case is stayed pending the Latisse appeal. The Company intends to vigorously defend against the allegations in the complaint. The Company cannot predict the outcome of the action.

On October 31, 2011, Senju Pharmaceutical Co.; Kyorin Pharmaceutical Co.; and Allergan filed a complaint in the District Court of Delaware, Civil Action No. 1:11-cv-01059, in response to the Company’s Paragraph IV certification as part of its filing of an ANDA to manufacture a generic version of Allergan’s Zymar® (gatifloxacin ophthalmic solution, 0.3%). The complaint alleges infringement of U.S. Patent Nos. 6,333,045 (“Aqueous Liquid Pharmaceutical Composition Comprised of Gatifloxacin,” issued on December 25, 2001) and 5,880,283 (“8-Alkoxyquinolonecarboxylic Acid Hydrate With Excellent Stability and Process for Producing the Same,” issued March 9, 1999), licensed to Allergan. On December 16, 2011, the Company answered the complaint. On August 28, 2012, the claims on U.S. Patent No. 5,880,283 were dismissed. In January 2013, a bench trial on the validity and infringement of U.S. Patent No. 6,333,045 took place in this matter. On August 9, 2013, the Court issued its opinion finding the ‘045 patent invalid. The plaintiffs have appealed the district court’s decision to the U.S. Court of Appeals for the Federal Circuit.

On October 11, 2011, Senju Pharmaceutical Co.; Kyorin Pharmaceutical Co.; and Allergan filed a complaint in the District Court of Delaware, Civil Action No. 1:11-cv-00926; in response to the Company’s Paragraph IV certification as part of its filing of an ANDA to manufacture a generic version of Allergan’s Zymaxid® (gatifloxacin ophthalmic solution, 0.5%). The complaint alleges infringement of U.S. Patent Nos. 6,333,045 (“Aqueous Liquid Pharmaceutical Composition Comprised of Gatifloxacin,” issued December 25, 2001) and 5,880,283 (“8-Alkoxyquinolonecarboxylic Acid Hydrate With Excellent Stability and Process for Producing the Same,” issued March 9, 1999), licensed to Allergan. On December 16, 2011, the Company answered the complaint. On August 28, 2012, the claims on U.S. Patent No. 5,880,283 were dismissed. In January 2013, a bench trial on the validity and infringement of U.S. Patent No. 6,333,045 took place in this matter. On August 9, 2013, the Court issued its opinion finding the ‘045 patent invalid. The plaintiffs have appealed the district court’s decision to the U.S. Court of Appeals for the Federal Circuit.

On June 8, 2012, plaintiff Mathew Harrison, on behalf of himself and all others similarly situated, brought a class action lawsuit, Civil Action No. 12-2897, in the U.S. District Court for the Eastern District of New York, against Wayne Perry, Dynova Laboratories, Inc., Sicap Industries, LLC, Walgreens Co. and the Company (“Harrison case”). On May 16, 2012, plaintiff David Delre, on behalf of himself and all others similarly situated, brought a class action lawsuit, Civil Action No. 12-2429, in the U.S. District Court for the Eastern District of New York, against Wayne Perry, Dynova Laboratories, Inc., Sicap Industries, LLC, and the Company. Each complaint alleges, among other things, that their Sinus Buster® products are improperly marketed, labeled and sold as homeopathic products, and that these allegations support claims of fraud, unjust enrichment, breach of express and implied warranties and alleged violations of various state and federal statutes. The Company answered the complaints on July 17, 2012 and June 26, 2012, respectively, and asserted cross-claims against the other defendants, except Walgreens which was dismissed from the Harrison case. The Court consolidated these two cases into one action entitled Sinus Buster Products Consumer Litigation. Discovery commenced in the consolidated case. Dynova has filed for bankruptcy. The case has now been settled by Hi-Tech with plaintiffs by Agreement dated December 16, 2013. A motion for preliminary approval was submitted on December 16, 2013. A motion for reconsideration was submitted on January 24, 2014. The Court has preliminarily approved the settlement by a revised Order dated February 4, 2014. The Company has established a contingency loss accrual of $700,000 included in accrued legal settlements to cover potential settlement, or other outcomes.

On February 9, 2010, in the United States District Court for the District of Massachusetts (the “Federal District Court”), a “Partial Unsealing Order” was issued and unsealed in a civil case naming several pharmaceutical companies as defendants under the qui tam provisions of the federal civil False Claims Act (the “Qui Tam Complaint”). The qui tam provisions permit a private person, known as a “relator” (sometimes referred to as a “whistleblower”), to file civil actions under this statute on behalf of the federal and state governments. Pursuant to the Order, a Revised Corrected Seventh Amended Complaint was filed by the relator and unsealed on February 10, 2010. The relator in the Complaint is Constance A. Conrad. The Complaint alleges that several pharmaceutical companies submitted false records or statements to the United States through the Center for Medicare and Medicaid Services (“CMS”) and thereby caused false claims for payments to be made through state Medicaid Reimbursement programs for unapproved or ineffective drugs or for products that are not drugs at all. The Complaint alleges that the drugs were “New Drugs” that the FDA had not approved and that are expressly excluded from the definition of “Covered Outpatient Drugs”, which would have rendered them eligible for Medicaid reimbursement. The Complaint alleges these actions violate the federal civil False Claims Act. The Revised Corrected Seventh Amended Complaint did not name the Company as a defendant.

On February 9, 2010, the Court also unsealed the “United States’ Notice of Partial Declination” in which the government determined not to intervene against 68 named defendants, including the Company. On July 23, 2010, the relator further amended the Complaint, which, as amended, named the Company, including a subsidiary of the Company, as a defendant. On January 6, 2011, the Court issued an order unsealing the government’s notice of election to intervene as to a previously unnamed defendant. On July 25, 2011, the Court issued an order stating, among other things, that all parties agreed that the only defendant against whom the United States has elected to intervene is the previously unnamed defendant. On July 26, 2011, the relator filed its Tenth Amended Complaint, which removed the allegations against the Company’s subsidiary, but not the Company, realleging them against another party. The Company previously indicated that it intended to vigorously defend against the remaining allegations in the relator’s Complaint, and that it could not predict the outcome of the action. On February 25, 2013, the Court issued a decision granting the motion that had been filed by the Company and other defendants to dismiss the Complaint, which could be subject to appeal.

On December 12, 2012, plaintiff Linda Hoover, on behalf of herself and all others similarly situated, brought a class action lawsuit against the Company in the Superior Court for the State of California, which the Company removed to the U.S. District Court for the Central District of California, Civil Action No. 5:2013-0097, alleging that the Company’s marketing and sales of its Nasal Ease® product is a violation of various state statutes, including the Consumer Legal Remedies Act, California’s False Advertising Law and Unlawful, Fraudulent & Unfair Business Practices Act. The Company answered the complaint on January 14, 2013. The parties have reached a settlement in this action as set forth in the Class Action Settlement Agreement, dated as of August 15, 2013. The motion for preliminary approval was submitted to the Court on August 23, 2013, and the Court issued its preliminary approval on September 27, 2013. The Company has a contingency loss accrual of $537,000 included in accrued legal settlements in connection with this complaint.

[3] Commitments and Contingencies:

The Company’s ECR Pharmaceuticals subsidiary currently leases approximately 12,000 square feet in Richmond, VA. This lease ends August 31, 2014.

In June 2010, the Company entered into an agreement to lease a parking lot in Amityville, NY. The Company will pay $90,000 over a five year period.

In the course of its business, the Company enters into agreements which require the Company to make royalty payments which are generally based on net sales or gross profits of certain products.

In connection with the TussiCaps® acquisition, the Company entered into a manufacturing agreement which requires the Company to make a minimum purchase of $500,000 in the first year and $1,000,000 per year over the next two years.

15. RECENT ACCOUNTING PRONOUNCEMENTS:

In July 2013, the Financial Accounting Standards Board (“FASB”) issued guidance regarding the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. Under this new guidance, companies must present this unrecognized tax benefit in the financial statements as a reduction to deferred tax assets created by net operating losses or other tax credits from prior periods that occur in the same taxing jurisdiction. If the unrecognized tax benefit exceeds such credits it should be presented in the financial statements as a liability. This update is effective for annual and interim reporting periods for fiscal years beginning after December 15, 2013. The adoption of this standard is not expected to have a material impact on the Company’s results of operations, cash flows or financial position.

In February 2013, the FASB issued guidance related to additional reporting and disclosure of amounts reclassified out of accumulated other comprehensive income (“OCI”). Under this new guidance, companies will be required to disclose the amount of income or loss reclassified out of OCI to each respective line item on the income statement where net income is presented. The guidance allows companies to elect whether to disclose the reclassification either in the notes to the financial statements, or on the face of the income statement. This update is effective for annual and interim reporting periods for fiscal years beginning after December 15, 2012. The adoption of this standard had no material impact on the Company’s results of operations, cash flows or financial position.

In July 2012, the FASB issued accounting guidance to simplify the evaluation for impairment of indefinite-lived intangible assets. Under the updated guidance, an entity has the option of first performing a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired before proceeding to the quantitative impairment test under which it would calculate the asset’s fair value. When performing the qualitative assessment, the entity must evaluate events and circumstances that may affect the significant inputs used to determine the fair value of the indefinite-lived intangible asset. This guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The adoption of this standard had no material impact on the Company’s results of operations, cash flows or financial position.

16. SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK:

The table below presents the percentages of our net sales and gross trade accounts receivable attributed to each of our top four customers as of and for the nine months ended January 31, 2014 and 2013:

	January 31,
	2014		2013
	Net Sales	Gross Accounts Receivable	Net Sales	Gross Accounts Receivable
AmerisourceBergen Corporation	19%	22%	15%	15%
Cardinal Health, Inc.	12%	11%	13%	13%
McKesson Corporation	18%	26%	21%	27%
Walgreens	17%	10%	16%	14%
Combined total	66%	69%	65%	69%

The Company maintains cash and cash equivalents primarily with major financial institutions. Such amounts exceed Federal Deposit Insurance Company limits.

17. FAIR VALUE MEASUREMENTS:

The accounting guidance under ASC “Fair Value Measurements and Disclosures” (“ASC 820-10”) utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. A brief description of those levels is as follows:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

•	Level 3: Significant unobservable inputs.

The Company’s financial liabilities subject to fair value measurements as of January 31, 2014 were as follows:

Fair Value Measurements Using Fair Value Hierarchy
	Fair Value	Level 3
Contingent payment liability	$5,796,000	$5,796,000

The Company’s financial liabilities subject to fair value measurements as of April 30, 2013 was as follows:

Fair Value Measurements Using Fair Value Hierarchy
	Fair Value	Level 3
Contingent payment liability	$7,719,000	$7,719,000

The following table presents the roll forward of the Company’s contingent payment liability as of January 31, 2014:

Contingent payment liability – May 1, 2013	$7,719,000
Payments on contingent liability	(2,156,000)
Interest expense	233,000
Contingent payment liability – January 31, 2014	$5,796,000

The fair value of the contingent payment liability was estimated using the present value of management’s projection of the expected payments pursuant to the term of the TussiCaps® agreement (see Note [8]). The present value of the contingent liability was computed using a discount rate of 5.2%.

The carrying value of certain financial instruments such as cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short-term nature of their underlying terms. The carrying value of the long-term debt approximate its fair value based upon its variable market interest rates, which approximates current market interest.

18. SEGMENT INFORMATION:

The Company operates in three reportable business segments: generic pharmaceuticals (referred to as “Hi-Tech Generic”), OTC branded pharmaceuticals (referred to as “Health Care Products”, or “HCP”) and prescription brands (referred to as “ECR”). Branded products are marketed under brand names through marketing programs that are designed to generate physician and consumer loyalty. Generic pharmaceutical products are the chemical and therapeutic equivalents of corresponding brand drugs. Our Chief Operating Decision Maker is our Chief Executive Officer.

The business segments are determined based on management’s reporting and decision-making requirements in accordance with FASB ASC 280-10 Segment Reporting. The generic products represent a single operating segment because the demand for these products is mainly driven by consumers seeking a lower cost alternative to brand name drugs. Certain of our expenses, such as the direct sales force and other sales and marketing expenses and specific research and development expenses, are charged directly to the respective segments. Other expenses, such as general and administrative expenses, are included under the Corporate and other cost center.

	Hi-Tech Generic	HCP	ECR	Corp/Other	Total
For the three months ended January 31, 2014
Net sales	$47,761,000	$4,106,000	$8,035,000	$—	$59,902,000
Cost of goods sold	25,078,000	1,595,000	1,289,000	—	27,962,000
Gross profit	$22,683,000	$2,511,000	$6,746,000	$—	$31,940,000
Amortization expense	(210,000)	(270,000)	(1,171,000)	—	(1,651,000)
Income (loss) before income taxes	$16,017,000	$(518,000)	$884,000	$(4,072,000)	$12,311,000

For the three months ended January 31, 2013
Net sales	$54,148,000	$5,104,000	$5,079,000	$—	$64,331,000
Cost of goods sold	28,592,000	1,920,000	940,000	—	31,452,000
Gross profit	$25,556,000	$3,184,000	$4,139,000	$—	$32,879,000
Amortization expense	(172,000)	(270,000)	(1,176,000)	—	(1,618,000)
Income (loss) before income taxes	$17,314,000	$(1,311,000)	$(2,070,000)	$(4,884,000)	$9,049,000

	Hi-Tech Generic	HCP	ECR	Corp/Other	Total
For the nine months ended January 31, 2014
Net sales	$139,022,000	$11,689,000	$18,293,000	$—	$169,004,000
Cost of goods sold	72,162,000	4,599,000	3,568,000	—	80,329,000
Gross profit	$66,860,000	$7,090,000	$14,725,000	$—	$88,675,000
Amortization expense	(629,000)	(810,000)	(3,521,000)	—	(4,960,000)
Income (loss) before income taxes	$46,827,000	$287,000	$(1,498,000)	$(24,640,000)	$20,976,000

For the nine months ended January 31, 2013
Net sales	$147,356,000	$12,788,000	$13,767,000	$—	$173,911,000
Cost of goods sold	77,750,000	5,244,000	3,128,000	—	86,122,000
Gross profit	$69,606,000	$7,544,000	$10,639,000	$—	$87,789,000
Amortization expense	(763,000)	(844,000)	(3,529,000)	—	(5,136,000)
Income (loss) before income taxes	$49,499,000	$(2,057,000)	$(4,001,000)	$(12,295,000)	$31,146,000